August 17, 2020

LifeQuest World Corp.

100 Challenger Road, 8th Floor

Ridgefield Park, NJ 07660

Re: LifeQuest World Corp.. Registration Statement on Form POS 1-A

Ladies and Gentlemen:

We have acted as counsel to LifeQuest World Corp., a Nevada corporation (the “Company”), in connection with the preparation of a Registration Statement on Form POS 1-A (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) for the registration for sale from time to time of up to 15,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), issued or issuable pursuant to subscription agreements (the “Subscription Agreements”), and up to 5,000,000 shares of the Company’s common stock, par value, $.001 per share, for sale by the Selling Shareholders, represented by 2,000,000 shares of common stock and 3,000,000 shares underlying warrants.

For purposes of rendering this opinion, we have made such legal and factual examinations as we have deemed necessary under the circumstances and, as part of such examination, we have examined, among other things, originals and copies, certified or otherwise, identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate. For the purposes of such examination, we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us. We have relied, without independent investigation, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

On the basis of and in reliance upon the foregoing examination and assumptions, we are of the opinion that assuming the Registration Statement shall have become qualified pursuant to the provisions of the Securities Act of 1933, as amended (the “Act”), the Shares, when issued by the Company against payment therefore (not less than par value) and in accordance with the Registration Statement and the provisions of the Subscription Agreements, and when duly registered on the books of the Company’s transfer agent and registrar therefor in the name or on behalf of the purchasers, will be validly issued, fully paid and non-assessable.

We are also of the opinion that the 2,000,000 existing shares of common stock to be sold by the Selling Shareholder are validly issued, fully paid and non-assessable. The 3,000,000 shares of common stock underlying the warrants to be sold by the Selling Shareholders will be validly issued, fully paid and non-assessable and will be a binding obligation of the Company when issued by the Company if the exercise price is received by the Company.

We express no opinion as to the laws of any state or jurisdiction other than the laws of the State of Nevada, as currently in effect.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Offering Circular constituting a part of the Registration Statement. This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

The Doney Law Firm

/s/ Scott Doney

Scott Doney, Esq.